Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Public Relations
Alane Moran
(206) 272-6850
a.moran@f5.com
F5 Networks Announces Results for Third Quarter of Fiscal 2010
Strong product sales drive revenue up 12 percent sequentially, 46 percent year over year
SEATTLE, WA—July 21, 2010—For the third quarter of fiscal 2010, F5 Networks, Inc. (NASDAQ: FFIV) announced revenue of $230.5 million, up 11.8 percent from $206.1 million in the prior quarter and 45.7 percent from $158.2 million in the third quarter of fiscal 2009.
GAAP net income was $40.5 million ($0.50 per diluted share), compared to $33.1 million ($0.41 per diluted share) in the prior quarter and $22.8 million ($0.29 per diluted share) in the third quarter a year ago.
Excluding the impact of stock-based compensation, non-GAAP net income was $53.3 million ($0.66 per diluted share), compared to $45.2 million ($0.56 per diluted share) in the prior quarter and $31.9 million ($0.40 per diluted share) in the third quarter of fiscal 2009.
A reconciliation of GAAP net income to non-GAAP net income is included on the attached Consolidated Statements of Operations.
“Strengthening demand for our BIG-IP family of application delivery controllers continued to drive strong year-over-year revenue growth across all regions,” said John McAdam, F5 president and chief executive officer.
“BIG-IP product revenue was up 13 percent compared to the prior quarter and 57 percent compared to the third quarter of last year. In addition, we saw solid sequential revenue growth from our ARX file virtualization products.
“During the quarter, we enhanced and enlarged our product portfolio with the introduction of TMOS version 10.2, designed to help customers extend enterprise data center architecture to the cloud and integrate disparate technologies for application delivery, security, optimization, data management, and infrastructure control. We also added two new high-end platforms to our BIG-IP appliance offerings and introduced our BIG-IP LTM VE virtual appliance. All of these new products have been well received by customers, and BIG-IP LTM VE has helped drive hardware sales by allowing customers to test BIG-IP in their networks before they purchase production systems.”
McAdam said the company also continued to see solid growth in its services business. During the quarter, services revenue grew 9 percent sequentially and 33 percent year over year. Reflecting the growth of new and renewed service maintenance contracts booked during the quarter, deferred revenue increased to $239.6 million, up 6 percent from the prior quarter and 41 percent from the third quarter of fiscal 2009.
Strong revenue growth and further improvement in product gross margin enabled the company to add approximately 80 employees in the third quarter while achieving a non-GAAP operating margin of 33.6 percent.
During the quarter, the company generated $75 million in cash from operations. After repurchasing 291,027 shares of its outstanding common stock the company ended the quarter with $781 million in cash and investments.
For the fourth quarter of fiscal 2010, ending September 30, management has set a revenue goal of $242 million to $247 million with a GAAP earnings target of $0.53 to $0.55 per diluted share. Excluding stock-based compensation expense, the company’s non-GAAP earnings target is $0.69 to $0.71 per diluted share.
A reconciliation of the company’s expected GAAP and non-GAAP earnings is provided in the following table:

	Three months ended
	September 30, 2010
Reconciliation of Expected Non-GAAP Fourth Quarter Earnings	Low	High

Net income	$42.9	$44.5
Stock-based compensation expense, net of tax	$13.5	$13.5
Non-GAAP net income excluding stock-based compensation expense	$56.4	$58.0

Net income per share — diluted	$0.53	$0.55

Non-GAAP net income per share — diluted	$0.69	$0.71

About F5 Networks
F5 Networks is the global leader in Application Delivery Networking (ADN), focused on ensuring the secure, reliable, and fast delivery of applications. F5’s flexible architectural framework enables community-driven innovation that helps organizations enhance IT agility and dynamically deliver services that generate true business value. F5’s vision of unified application and data delivery offers customers an unprecedented level of choice in how they deploy ADN solutions. It redefines the management of application, server, storage, and network resources, streamlining application delivery and reducing costs. Global enterprise organizations, service and cloud providers, and Web 2.0 content providers trust F5 to keep their business moving forward. For more information, go to www.f5.com.
Forward Looking Statements
Statements in this press release concerning the continuing strength of F5’s business, sequential growth, the target revenue and earnings range, share amount and share price assumptions, demand for application delivery networking and storage virtualization products and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve risks and uncertainties, as well as assumptions and other factors that, if they do not fully materialize or prove correct, could cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: customer acceptance of our new traffic management, security, application delivery, WAN optimization and storage virtualization offerings; the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; uncertain global economic conditions which may result in reduced customer demand for our products and services and changes in customer payment patterns; F5’s ability to sustain, develop and effectively utilize distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in international markets; the unpredictability of F5’s sales cycle; the share repurchase program; future prices of F5’s common stock; and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available as of the date hereof and qualified in their entirety by this cautionary statement. F5 assumes no obligation to revise or update these forward-looking statements.
GAAP to non-GAAP Reconciliation
F5’s management evaluates and makes operating decisions using various operating measures. These measures are generally based on the revenues of its products, services operations and certain costs of those operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is net income excluding stock-based compensation, which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. This measure consists of GAAP net income excluding, as applicable, stock-based compensation. Net income excluding stock-based compensation (non-GAAP) is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability. Stock-based compensation is a non-cash expense that F5 has accounted for since July 1, 2005 in accordance with the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation — Stock Compensation (“FASB ASC Topic 718”).
Management believes that net income excluding stock-based compensation (non-GAAP) provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to the company’s historical operating results. Although F5’s management finds this non-GAAP measure to be useful in evaluating the performance of the business, management’s reliance on this measure is limited because items excluded from such measures could have a material effect on F5’s earnings and earnings per share calculated in accordance with GAAP. Therefore, F5’s management will use its non-GAAP earnings and earnings per share measures, in conjunction with GAAP earnings and earnings per share measures, to address these limitations when evaluating the performance of the company’s business. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.
The reconciliation of the company’s GAAP and non-GAAP earnings for the nine months ended June 30, 2009 also excludes a restructuring charge related to a loss on facility exit and workforce reduction and a legal settlement charge, both of which were incurred during the second quarter of fiscal year 2009. This restructuring charge was incurred in connection with a reduction in the company’s workforce and the consolidation of certain of the company’s office space.
F5 believes that presenting its non-GAAP measure of earnings and earnings per share provides investors with an additional tool for evaluating the performance of the company’s business and which management uses in its own evaluation of the company’s performance. Investors are encouraged to look at GAAP results as the best measure of financial performance. For example, stock-based compensation is an obligation of the Company that should be considered and each line item is important to financial performance generally. However, while the GAAP results are more complete, the company provides investors this supplemental measure since, with reconciliation to GAAP, it may provide additional insight into its operational performance and financial results.
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F5 Networks, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30,	September 30,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$143,813	$110,837
Short-term investments	254,543	206,291
Restricted cash	2,400	—
Accounts receivable, net of allowances of $3,999 and $3,651	102,829	106,973
Inventories	17,747	13,819
Deferred tax assets	7,868	8,010
Other current assets	30,886	22,252

Total current assets	560,086	468,182

Restricted cash	336	2,729
Property and equipment, net	35,991	39,371
Long-term investments	382,295	257,294
Deferred tax assets	37,762	49,018
Goodwill	233,526	231,883
Other assets, net	17,277	20,168

Total assets	$1,267,273	$1,068,645

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$22,657	$18,891
Accrued liabilities	47,990	53,232
Deferred revenue	188,661	150,891

Total current liabilities	259,308	223,014

Other long-term liabilities	15,386	14,373
Deferred revenue, long-term	50,977	32,238

Total long-term liabilities	66,363	46,611

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value; 10,000 shares authorized, no shares outstanding	—	—
Common stock, no par value; 200,000 shares authorized 79,977 and 78,325 shares issued and outstanding	504,708	462,786
Accumulated other comprehensive loss	(4,595)	(2,337)
Retained earnings	441,489	338,571

Total shareholders’ equity	941,602	799,020

Total liabilities and shareholders’ equity	$1,267,273	$1,068,645

F5 Networks, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net revenues
Products	$147,393	$95,619	$396,170	$297,649
Services	83,081	62,612	231,528	180,300

Total	230,474	158,231	627,698	477,949

Cost of net revenues (1)
Products	29,328	21,955	82,789	70,915
Services	15,251	11,710	42,335	35,355

Total	44,579	33,665	125,124	106,270

Gross Profit	185,895	124,566	502,574	371,679

Operating expenses (1)
Sales and marketing	77,219	55,427	212,505	166,798
Research and development	30,889	25,070	86,743	78,149
General and administrative	17,658	12,764	49,627	40,624
Restructuring charges	—	—	—	4,329

Total	125,766	93,261	348,875	289,900

Income from operations	60,129	31,305	153,699	81,779
Other income, net	3,561	3,027	7,557	8,042

Income before income taxes	63,690	34,332	161,256	89,821
Provision for income taxes (1)	23,195	11,556	58,338	26,636

Net Income	$40,495	$22,776	$102,918	$63,185

Net income per share — basic	$0.51	$0.29	$1.30	$0.80

Weighted average shares — basic	79,864	78,603	79,386	78,958

Net income per share — diluted	$0.50	$0.29	$1.27	$0.79

Weighted average shares — diluted	81,031	79,612	80,870	80,014

Non-GAAP Financial Measures

Net income as reported	$40,495	$22,776	$102,918	$63,185
Stock-based compensation expense, net of tax (4)	12,805	9,157	36,973	27,494
Restructuring charges, net of tax (2)	—	—	—	2,957
Legal settlement, net of tax (3)	—	—	—	913

Net income excluding stock-based compensation, restructuring charges & legal settlement (non-GAAP)	$53,300	$31,933	$139,891	$94,549

Net income per share excluding stock-based compensation, restructuring charges & legal settlement (non-GAAP) — diluted	$0.66	$0.40	$1.73	$1.18

Weighted average shares — diluted	81,031	79,612	80,870	80,014

(1) Includes stock-based compensation as follows:
Cost of net revenues	$1,777	$1,211	$5,061	$3,680
Sales and marketing	6,591	5,136	19,685	16,519
Research and development	4,749	3,816	14,197	12,198
General and administrative	4,289	2,394	12,048	8,330
Tax effect of stock-based compensation	(4,601)	(3,400)	(14,018)	(13,233)

	$12,805	$9,157	$36,973	$27,494

(2) Includes restructuring charges as follows:
Loss on facility exit	$—	$—	$—	$2,194
Restructuring charges	—	—	—	2,135
Tax effect of loss on facility exit and restructuring charges	—	—	—	(1,372)

	$—	$—	$—	$2,957

(3) Includes legal settlement as follows:
Legal settlement	$—	$—	$—	$1,337
Tax effect of legal settlement	—	—	—	(424)

	$—	$—	$—	$913

(4) Stock-based compensation is accounted for in accordance with the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”)

F5 Networks, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended
	June 30,
	2010	2009
Operating activities
Net income	$102,918	$63,185
Adjustments to reconcile net income to net cash provided by operating activities:
Realized (gain) loss on disposition of assets and investments	(117)	20
Stock-based compensation	50,991	40,727
Provisions for doubtful accounts and sales returns	794	2,552
Depreciation and amortization	17,923	20,432
Deferred income taxes	10,659	1,352
Gain on auction rate securities put option	(1,491)	(3,788)
Loss on trading auction rate securities	1,491	3,788
Changes in operating assets and liabilities, net of amounts acquired:
Accounts receivable	3,350	2,869
Inventories	(3,927)	(3,442)
Other current assets	(10,380)	(6,201)
Other assets	(1,651)	(512)
Accounts payable and accrued liabilities	154	(2,490)
Deferred revenue	56,507	24,873

Net cash provided by operating activities	227,221	143,365

Investing activities
Purchases of investments	(571,072)	(329,694)
Maturities of investments	397,702	256,091
Investment of restricted cash	(26)	5
Acquisition of intangible assets	—	(706)
Purchases of property and equipment	(10,119)	(8,232)

Net cash used in investing activities	(183,515)	(82,536)

Financing activities
Excess tax benefits from share-based compensation	16,419	(2,758)
Proceeds from the exercise of stock options and purchases of stock under employee stock purchase plan	29,338	15,326
Repurchase of common stock	(55,000)	(63,311)

Net cash used in financing activities	(9,243)	(50,743)

Net increase in cash and cash equivalents	34,463	10,086
Effect of exchange rate changes on cash and cash equivalents	(1,487)	(100)
Cash and cash equivalents, beginning of period	110,837	78,303

Cash and cash equivalents, end of period	$143,813	$88,289